Exhibit 11

                         THERMO INSTRUMENT SYSTEMS INC.

                        Computation of Earnings per Share


                                             1996          1995            1994
 ------------------------------------------------------------------------------
 Computation of Fully
   Diluted Earnings per Share
   from Continuing Operations:

 Income:
   Income from continuing
     operations                     $132,751,000   $ 79,304,000   $ 58,261,000

   Add: Convertible obligation
        interest, net of tax           5,288,000      5,729,000      6,315,000
                                    ------------   ------------   ------------
   Income from continuing operations
     applicable to common stock
     assuming full dilution (a)     $138,039,000   $ 85,033,000   $ 64,576,000
                                    ------------   ------------   ------------
 Shares:
   Weighted average shares
     outstanding                      95,085,318     90,577,966     88,173,053

   Add: Shares issuable from
        assumed conversion of
        convertible obligations       12,233,650     15,503,734     17,539,251

        Shares issuable from
        assumed exercise of
        options (as determined
        by the application of
        the treasury stock method)       992,648        870,643        410,542
                                    ------------   ------------   ------------
   Weighted average shares
     outstanding, as adjusted (b)    108,311,616    106,952,343    106,122,846
                                    ------------   ------------   ------------
 Fully Diluted Earnings per Share
   from Continuing Operations
   (a) / (b)                        $       1.27   $        .80   $        .61
                                    ============   ============   ============
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                                                                      Exhibit 11

                         THERMO INSTRUMENT SYSTEMS INC.

                  Computation of Earnings per Share (continued)



                                             1996          1995            1994
 ------------------------------------------------------------------------------
 Computation of Fully
   Diluted Earnings per Share:

 Income:
   Net income                       $132,751,000   $ 79,306,000   $ 60,220,000

   Add: Convertible obligation
        interest, net of tax           5,288,000      5,729,000      6,315,000
                                    ------------   ------------   ------------
   Income applicable to common stock
     assuming full dilution (a)     $138,039,000   $ 85,035,000   $ 66,535,000
                                    ------------   ------------   ------------
 Shares:
   Weighted average shares
     outstanding                      95,085,318     90,577,966     88,173,053

   Add: Shares issuable from
        assumed conversion of
        convertible obligations       12,233,650     15,503,734     17,539,251

        Shares issuable from
        assumed exercise of
        options (as determined
        by the application of
        the treasury stock method)       992,648        870,643        410,542
                                    ------------   ------------   ------------
   Weighted average shares
     outstanding, as adjusted (b)    108,311,616    106,952,343    106,122,846
                                    ------------   ------------   ------------
 Fully Diluted Earnings per Share
   (a) / (b)                        $       1.27   $        .80   $        .63
                                    ============   ============   ============